Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE TO CLOSE CANADIAN
MANUFACTURING FACILITY

HOUSTON and MONTREAL — March 3, 2008 — The Men’s Wearhouse (NYSE: MW) today announced that it is closing its manufacturing facility (dba: Golden Brand) based in Montreal, Quebec on or around July 2008.
“This was a very difficult decision for us to make and one that we did not take lightly,” stated George Zimmer, Founder, Chairman and CEO of Men’s Wearhouse. “We could no longer swim against the tide of the strengthening Canadian dollar and the increasing pace of imports by our competitors. In order to remain competitive the past 3 years, we have had to reduce our production in Canada by about 50%. We will assist our employees as best we can to transition to other employment.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,273 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, and MW Tux stores. None of the Company’s 116 Moores stores in Canada will be impacted by this closure.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the Company’s annual report on Form 10-K for the year ended February 3, 2007 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7200 Ken Dennard, DRG&E (713) 529-6600